Messineo & Co, CPAs LLC 2451 N McMullen Booth Rd - Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 10-K of our audit report dated April 15, 2014 relative to the financial statements of Z Holdings Group, Inc. as of December 31, 2013 and for the year then ended.

Messineo & Company CPAs LLC

Clearwater, FL

April 15, 2014